Exhibit 99.1

Vicor Corporation Fourth Quarter and Year End Results

    ANDOVER, Mass.--(BUSINESS WIRE)--Feb. 8, 2005--Vicor Corporation (NASDAQ: VICR) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2004.
    Revenues for the quarter were $40,637,000 compared to $39,111,000 for the corresponding period a year ago. Net loss for the quarter was $2,022,000, or ($.05) per diluted share, compared to net income of $172,000, or $.00 per diluted share, in the corresponding period of 2003. Net income in the fourth quarter of 2003 included a non-recurring tax benefit of $5,356,000.
    For the year ended December 31, 2004, Vicor reported revenues of $171,580,000 compared to $151,421,000 for the same period of 2003. Net loss for 2004 was $3,723,000, or ($.09) per diluted share, compared to a net loss of $19,535,000, or ($.47) per diluted share, in 2003.
    The book-to-bill ratio for the fourth quarter was .94:1 compared to 1.09:1 in the fourth quarter of 2003 and .94:1 in the third quarter of 2004. The book-to-bill ratio for 2004 was 1.00:1 compared to 1.03:1 in 2003. Vicor ended 2004 with approximately $36.3 million in backlog compared to $37.0 million in 2003.
    In the fourth quarter, gross margin was 36.1%, compared to 28.1% in the fourth quarter of 2003 and 37.7% in the third quarter of 2004. Gross margin for 2004 was 36.9% compared to 25.8% in 2003.
    Commenting on the quarter, Vicor's Chairman and CEO, Patrizio Vinciarelli noted, "The fourth quarter was characterized by adverse market conditions but demand from key end markets has recently increased. We expect modest growth in revenues and further improvements in gross margins to lead to a profitable 2005."
    Vinciarelli went on to say: "We are satisfied with 2004 and excited about Vicor's future prospects. With the initial building blocks of Factorized Power, we have generated interest or achieved early acceptance of V-I Chips with leading companies in the Consumer Electronics, Information Technology and Automotive market segments. V-I Chips are uniquely adept at a broad range of applications from tens of kilo-Watts to tens of Watts, spanning power conversion requirements from the wall plug to the microprocessor core at voltages as high as 400V and as low as 0.8V."
    Commenting on industry trends as they relate to Vicor's competitive position, Vinciarelli said "We see the recent competitive developments relating to the Intermediate Bus Architecture (IBA), including digital embellishments, as a commodity play for which semiconductor companies may well have a significant competitive advantage over power supply makers. In any case, when it comes to processing power, IBA is up against physics principles that govern efficient electric power distribution and conversion. Leveraging superior efficiency in distribution and point of load conversion, FPA has the inherent performance, flexibility and ultimate cost effectiveness to provide a distinct competitive advantage for Vicor, its partners and V-I Chip customers. Achieving a sustainable competitive advantage through innovation remains an essential part of our strategy for profitable growth, retained earnings and long term shareholder value."
    Depreciation and amortization in the quarter was $5.0 million and capital additions were $1.7 million. In 2004, depreciation and amortization was $20.9 million and capital additions were $5.0 million. This compares with depreciation and amortization of $22.4 million and capital additions of $5.8 million in the corresponding period of 2003.
    Inventories increased by approximately $4.1 million to $26.2 million as compared with $22.1 million at the end of 2003 and increased by approximately $200,000 from the end of the third quarter of 2004.
    Cash and short-term investments were $113.6 million, an increase of approximately $4.9 million from the end of 2003. In addition to paying a $3.4 million dividend, Vicor repurchased 111,300 shares of its Common Stock for a total of $1.1 million. Approximately $24.9 million remains available in the authorized stock buy-back plan.
    For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

    Earnings Conference Call

    Vicor will be holding its investor conference call, today, Tuesday, February 8, 2005 at 5:00 p.m. (Eastern Time). Shareholders interested in participating in the call, should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 87153305. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through February 22, 2005. The replay dial-in number is 888-286-8010 and the Passcode is 25466105. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

    This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

    Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.



VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED   TWELVE MONTHS ENDED
                                    (Unaudited)        (Unaudited)
                                 ----------------- -------------------
                                  DEC 31,  DEC 31,   DEC 31,   DEC 31,
                                   2004     2003      2004      2003
                                 -------- -------- --------- ---------

Net revenues                     $40,637  $39,111  $171,580  $151,421
Cost of sales                     25,960   28,130   108,292   112,409
                                 -------- -------- --------- ---------
Gross margin                      14,677   10,981    63,288    39,012

Costs and expenses:
          Sales & administration  10,186   10,322    41,112    41,270
          Research & development   7,057    6,232    26,211    23,445
                                 -------- -------- --------- ---------
                                  17,243   16,554    67,323    64,715

Operating loss                    (2,566)  (5,573)   (4,035)  (25,703)
                                 -------- -------- --------- ---------

Other income (expense), net          779      588     1,632       812
                                 -------- -------- --------- ---------

Loss before taxes                 (1,787)  (4,985)   (2,403)  (24,891)

(Provision) benefit for income
 taxes                              (235)   5,157    (1,320)    5,356
                                 -------- -------- --------- ---------

Net income (loss)                ($2,022)    $172   ($3,723) ($19,535)
                                 ======== ======== ========= =========

Net income (loss) per share:
           Basic                  ($0.05)   $0.00    ($0.09)   ($0.47)
           Diluted                ($0.05)   $0.00    ($0.09)   ($0.47)

Shares outstanding:
           Basic                  42,026   41,882    42,022    41,896
           Diluted                42,026   42,041    42,022    41,896



VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                 DEC 31,     DEC 31,
                                                  2004        2003
                                               (Unaudited) (Unaudited)
                                               ----------- -----------
Assets

Current Assets
        Cash and cash equivalents                 $36,277     $41,723
        Short-term investments                     77,371      67,046
        Accounts receivable                        23,359      22,493
        Inventories, net                           26,229      22,080
        Deferred tax assets                         2,497       3,548
        Other current assets                        2,245       4,101
                                               ----------- -----------
                  Total current assets            167,978     160,991

Property and equipment, net                        67,001      82,366
Other assets                                        9,903       8,107
                                               ----------- -----------

                                                 $244,882    $251,464
                                               =========== ===========

Liabilities and Stockholders' Equity

Current Liabilities
        Accounts payable                           $5,806      $5,078
        Accrued compensation and benefits           4,265       3,541
        Other accrued liabilities                  11,015      11,825
                                               ----------- -----------
                 Total current liabilities         21,086      20,444

Deferred income taxes - long-term                   3,173       4,362

Stockholders' Equity
        Capital stock                             149,302     147,155
        Retained earnings                         176,769     183,863
        Treasury stock                           (105,448)   (104,360)
                                               ----------- -----------
                 Total stockholders' equity       220,623     226,658
                                               ----------- -----------

                                                 $244,882    $251,464
                                               =========== ===========


    CONTACT: Vicor Corporation
             Mark A. Glazer, 978-470-2900
             Chief Financial Officer
             Fax: 978-749-3439